Exhibit 10.1

CYPRESS SEMICONDUCTOR CORPORATION
AMENDED AND RESTATED
CHANGE OF CONTROL SEVERANCE AGREEMENT
This Amended and Restated Change of Control Severance Agreement (the “Agreement”) is made and entered into by and between _______ (the “Employee”) and Cypress Semiconductor Corporation, a Delaware corporation (the “Company”), as of ________, 2018 (the “Effective Date”).
RECITALS
1. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control transaction. The Board of Directors of the Company (the “Board”) recognizes that such consideration may be a distraction to the Employee and may cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a “Change of Control” (as defined herein) of the Company.
2. The Board believes that it is in the best interests of the Company and its stockholders to provide the Employee with an incentive to continue his or her employment and to motivate the Employee to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.
3. The Board believes that it is imperative to provide the Employee with certain severance benefits upon the Employee’s termination of employment in connection with a Change of Control. This Agreement is intended to provide the Employee with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
1.Term of Agreement. This Agreement will have an initial term of two (2) years commencing on the Effective Date (the “Initial Term”). Commencing on the two (2) year anniversary of the Effective Date and on each one (1) year anniversary thereafter, this Agreement will renew automatically for additional, one (1) year terms (each, an “Additional Term”) unless either party provides the other party with written notice of nonrenewal at least four (4) months prior to the date of automatic renewal. Notwithstanding the foregoing, if a Change of Control occurs (i)  during the Initial Term or (b) during an Additional Term, the term of this Agreement will extend automatically through the date that is twenty-four (24) months following the date of the Change of Control. If Executive becomes entitled to the benefits under Section 4 of this Agreement, then the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied.
2.At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law, except as may otherwise be specifically provided under the terms of any written formal employment agreement or offer letter agreement between the Company and the Employee (an “Employment Agreement”). If the Employee’s employment terminates for any reason, including (without limitation) any termination outside of the Change of Control Period, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement or under his or her Employment Agreement.

3.Termination of Employment. In the event Employee’s employment with the Company terminates for any reason, Employee will be entitled to any: (a) unpaid base salary accrued up to the effective date of termination, (b) unpaid, but earned and accrued annual incentive for any completed fiscal year as of his or her termination of employment, (c) pay for accrued but unused vacation, (d) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Employee, (e) unreimbursed business expenses required to be reimbursed to Employee, and (f) rights to indemnification Employee may have under the Company’s Articles of Incorporation, Bylaws, or separate indemnification agreement, as applicable. In addition, if the termination is by the Company other than for Cause, death or Disability (as defined herein), or Employee terminates his or her employment with the Company (or any parent or subsidiary of the Company) for Good Reason, Employee may be entitled to the amounts and benefits specified in Section 4.
4.Severance Benefits.
(a) Involuntary Termination Other than for Cause outside of the Change of Control Period.  If, outside of the Change of Control Period, the Company (or any parent or subsidiary of the Company) terminates the Employee’s employment for other than Cause, death or Disability, then the Employee shall receive from the Company the severance payments and benefits described in this Section 4(a), subject to the Employee signing and not revoking a standard release of claims with the Company in a form reasonably acceptable to the Company (but which form does not impose post-employment obligations on the Employee other than those contained in this Agreement) (the “Release”) within the period required by the Release and in no event later than sixty (60) days following the Employee’s termination of employment, inclusive of any revocation period set forth in the Release (collectively, the “Release Deadline Date”), provided that the Release shall not be required in the event of Employee’s death.
(i) Severance Payment. The Employee shall be entitled to receive a lump-sum severance payment (less applicable withholdings) equal to nine (9) months of the Employee’s annual base salary (as in effect immediately prior to the Employee’s termination).
(ii) Additional Cash Payment. The Employee shall be entitled to receive an additional lump-sum severance payment (less applicable withholdings) equal to the result of (A) times (B). For this purpose, “A” will equal nine (9), and “B” will equal the amount of the monthly premium that would be required for the first month of coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and all applicable regulations (referred to collectively as “COBRA”), with the premium calculated on the assumption that the Employee in fact elects coverage for himself or herself, and any eligible spouse and/or dependents of the Employee that were enrolled in the applicable Company health plan immediately prior to the date of termination. However, the Employee will be eligible for this taxable payment without regard to whether he or she actually elects COBRA continuation coverage.
(b) Involuntary Termination Other than for Cause or Voluntary Termination for Good Reason within the Change of Control Period. If, within the Change of Control Period, (i) the Employee terminates his or her employment with the Company (or any parent or subsidiary of the Company) for Good Reason or (ii) the Company (or any parent or subsidiary of the Company) terminates the Employee’s employment for other than Cause, death or Disability, then the Employee shall receive from the Company the severance payments and benefits described in this Section 4(b), subject to the Employee signing and not revoking the Release within the period required by the Release and in no event later than the Release Deadline Date, provided that the Release shall not be required in the event of Employee’s death. If the Release does not become effective by the Release Deadline Date, the Employee will forfeit any rights to severance payments and benefits in Section 4(b) and under this Agreement. No severance will be paid or provided until the Release becomes effective. The Company must provide the form of Release to the Employee in a reasonable period of time following termination of employment so that the Employee has a reasonable opportunity to have the Release become effective before the Release Deadline Date.
(i) Severance Payment. The Employee shall be entitled to receive a lump-sum severance payment (less applicable withholdings) equal to eighteen (18) months of the Employee’s annual base salary (as in effect immediately prior to (A) the Change of Control, or (B) the Employee’s termination, whichever is greater) plus eighteen (18) months of the Employee’s annual target bonus for the fiscal year in which the Change of Control or the Employee’s termination occurs, whichever is greater.
(ii) Acceleration of Vesting of Equity-Based Compensation Awards. One-hundred percent (100%) of the then-unvested portion of all of Employee’s then-outstanding equity-based compensation awards shall become vested, at the 100% target level in the case of equity-based compensation awards the vesting of which is conditioned on the attainment of performance targets (and not solely on the continued service of Employee) (such awards, “Performance Vesting Awards”); provided, however, that, if the terms of any Performance Vesting Award include a different severance acceleration formula that applies in the circumstances of the employment termination, then such formula will control the vesting of such award; and provided further, however, that in the absence of such a formula if the employment termination occurs after the completion of a performance period but prior to the scheduled vesting date for such period (such as a termination in January or February of a typical year) then the Employee shall vest at the 100% target level or at the amount actually earned based on performance for the completed period, whichever is greater. Notwithstanding the foregoing, to the extent required to avoid imposition of any additional tax or income recognition under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), equity-based compensation awards shall be paid or settled at the same time or times that the awards otherwise would have been paid or settled in the absence of this Section 4(b)(ii).
(iii) Additional Cash Payment. The Employee shall be entitled to receive an additional lump-sum severance payment (less applicable withholdings) equal to the result of (A) times (B). For this purpose, “A” will equal eighteen (18), and “B” will equal the amount of the monthly premium that would be required for the first month of coverage under COBRA, with the premium calculated on the assumption that the Employee in fact elects coverage for himself or herself, and any eligible spouse and/or dependents of the Employee that were enrolled in the applicable Company health plan immediately prior to the Change of Control. However, the Employee will be eligible for this taxable payment without regard to whether he or she actually elects COBRA continuation coverage.
(c) Release/Timing of Severance Payments. If the Release required under Section 4(a) or Section 4(b) does not become effective by the Release Deadline Date, the Employee will forfeit any rights to severance payments and benefits in Section 4(a) or Section 4(b), as applicable, and under this Agreement. No severance will be paid or provided under this Agreement until such Release becomes effective. The Company must provide the form of Release to the Employee in a reasonable period of time following termination of employment so that the Employee has a reasonable opportunity to have the Release become effective before the Release Deadline Date. If the Release required by Section 4(a) or Section 4(b), as applicable, becomes effective by the Release Deadline Date, severance payments and benefits under this Agreement will be paid in a lump sum payment (less any applicable withholdings) on the first business day after the Release Deadline Date, but in no event later than March 15th of the calendar year immediately following the calendar year of the Employee’s termination of employment, except as required by Section 4(f). If the Employee should die before all amounts have been paid, such unpaid amounts shall be paid in a lump sum payment (less any applicable withholding taxes) to the Employee’s designated beneficiary, if living, or otherwise to the personal representative of the Employee’s estate, as described in Section 4(f) below.

(d) Voluntary Resignation other than for Good Reason; Voluntary Resignation for Good Reason outside of Change of Control Period; Termination for Cause, Death or Disability. If the Employee’s employment with the Company terminates (i) voluntarily by the Employee other than for Good Reason at any time, (ii) voluntarily by the Employee for Good Reason outside of the Change of Control Period, (iii) for Cause by the Company or (iv) due to Employee’s death or Disability, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company, including, without limitation, any Employment Agreement.
(e) Exclusive Remedy. In the event of a termination of Employee’s employment, the provisions of this Section 4 are intended to be and are exclusive and in lieu of any other rights or remedies to which the Employee or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. The Employee shall be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Section 4.
(f) Section 409A.
(i) Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no Deferred Compensation Separation Benefits (as defined below) payable under this Agreement will be considered due or payable until the Employee has incurred a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and the final regulations and any guidance promulgated thereunder (together, “Section 409A”). In addition, if the Employee is a “specified employee” within the meaning of Section 409A at the time of the Employee’s separation from service (other than due to death), then the severance benefits payable to the Employee under this Agreement, if any, and any other severance payments or separation benefits that may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) otherwise due to the Employee on or within the six (6) month period following the Employee’s separation from service will accrue during such six (6) month period and will become payable in a lump sum payment (less any applicable withholding taxes) on the date six (6) months and one (1) day following the date of the Employee’s separation from service. All subsequent payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. In no event will the Employee have discretion to determine the taxable year of payment of any Deferred Compensation Separation Benefits. Notwithstanding anything herein to the contrary, if the Employee dies following his or her separation from service but prior to the six (6) month anniversary of his or her date of separation, then any payments delayed in accordance with this paragraph will be payable in a lump sum (less any applicable withholding taxes) to the Employee’s estate as soon as administratively practicable after the date of the Employee’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.
(ii) Amendments to this Agreement to Comply with Section 409A. This provision is intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A‑2(b)(2) of the Treasury Regulations. The Company and the Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions, which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Employee under Section 409A. Notwithstanding anything to the contrary in this Agreement, in no event will the Company reimburse Employee for any taxes imposed or other costs incurred as a result of Section 409A.

(g) Non-disparagement & Non-solicitation. Employee agrees to the following covenants, to the extent permitted by applicable law, in the event Employee receives severance payments and benefits under Section 4 of this Agreement. Employee further acknowledges and agrees that the Company is relying on Employee’s compliance with this Section 4(g) as an essential term of this Agreement. The Company’s rights pursuant to this Section 4(g) are in addition to any remedies it may have for breach of contract or otherwise; further, the remaining terms of this Agreement, as well as the Release contemplated by Section 4(a) or Section 4(b), as applicable, will remain in full force and effect.
(i) Non-disparagement. For a period of nine (9) months immediately following the date of termination of employment that occurs outside of the Change of Control Period or eighteen (18) months immediately following the date of termination of Employee’s employment that occurs within the Change of Control Period, as applicable, Employee will refrain, in Employee’s capacity as a former executive officer, from any disparaging statements about the Company and its officers, directors and affiliates, including, without limitation, the business, products, intellectual property, financial standing, future, or employment/compensation/benefit practices of the Company; provided, however, that (a) nothing shall restrict Employee’s ability to make any statements of any nature as a stockholder or a director of the Company, (b) none of these restrictions shall apply to statements made in connection with legal proceedings, and (c) the foregoing requirements under this Section 4(g) will not apply to any statements that Employee makes in addressing any statements made by the Company, its officers and/or its directors regarding Employee or Employee’s performance as an employee of the Company so long as Employee’s statements are, in the good faith judgment of Employee, truthful; and
(ii) Non-solicitation. For a period of nine (9) months immediately following the date of termination of employment that occurs outside of the Change of Control Period or eighteen (18) months immediately following the date of termination of Employee’s employment that occurs within the Change of Control Period, as applicable, Employee will not, either directly or indirectly, solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or hire or take away such employees, or attempt to solicit, induce, recruit, encourage, hire or take away employees of the Company, either for Employee’s own purposes, or for any other person or entity.
5.Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Employee (a) constitute “parachute payments” within the meaning of Section 280G of the Code and (b) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then the Employee’s severance benefits under Section 4(a) or Section 4(b) or other benefits shall be either:
(i) delivered in full, or
(ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Employee on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits and other benefits may be taxable under Section 4999 of the Code.
In the event of a reduction in accordance with Section 5(ii), the reduction will occur, with respect to such severance and other benefits considered “parachute payments” within the meaning of Section 280G of the Code, in the following order: (i) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced; (ii) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Section 280G of the Code), (iii) cancellation of accelerated vesting of equity-based compensation awards in the reverse order of date of grant of the awards (that is, the vesting of the most recently granted awards will be cancelled first); and (iv) reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first benefit to be reduced. If two or more equity-based compensation awards are granted on the same date, each award will be reduced on a prorated basis. In no event shall the Employee have any discretion with respect to the ordering of payment reductions.
Unless the Company and the Employee otherwise agree in writing, any determination required under this Section 5 shall be made in writing by a nationally recognized accounting or valuation firm selected by the Company (the “Accountants”), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes.  For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5. The Company shall bear all costs for payment of the Accountants services in connection with any calculations contemplated by this Section 5.
6.Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
(a) Cause. “Cause” shall mean (i) any act of personal dishonesty taken by the Employee in connection with his or her responsibilities as an employee and intended to result in substantial personal enrichment of the Employee, (ii) Employee being convicted of, or pleading no contest to, a felony or misdemeanor that the Company reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, (iii) a willful act by the Employee which constitutes illegal or gross misconduct and which is injurious to the Company, or (iv) Employee’s intentional unauthorized or wrongful use or disclosure of proprietary or confidential information of the Company (or any other party to whom Employee owes an obligation of nonuse or nondisclosure as a result of Employee’s employment relationship with the Company), including but not limited to trade secrets and customer lists; or (v) Employee’s willful and continued failure to substantially perform the duties and responsibilities of his or her position (other than due to physical or mental illness) after there has been delivered to the Employee a written demand for performance from the Company that describes the basis for the Company’s belief that the Employee has not substantially performed his or her duties and the Employee has not corrected such failure within thirty (30) days of such written demand.
(b) Change of Control. “Change of Control” means the occurrence of any of the following:
(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) (“Person”) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities; provided, however, that for purposes of this subsection, (1) the acquisition of additional stock by any Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change of Control; and (2) if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of more than fifty percent (50%) of the total voting power of the stock of the Company, such event shall not be considered a Change of Control under this subsection. For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or
(ii) Any action or event occurring within a twelve (12) month period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or
(iii)  A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty-percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty-percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty-percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty-percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
(c) Change of Control Period. “Change of Control Period” shall mean the period (i) commencing three (3) months before the occurrence of a Change of Control, and (ii) ending twenty-four (24) months after the Change of Control.
(d) Disability. “Disability” shall mean that the Employee has been unable to perform his or her Company duties as the result of his or her incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee’s legal representative (such determination as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate the Employee’s employment. In the event that the Employee resumes the performance of substantially all of his or her duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

(e) Good Reason. “Good Reason” means Employee’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Employee’s express written consent: (i) a material reduction by the Company of Employee’s base salary in effect immediately prior to such reduction (other than a one-time reduction that is equal to or less than fifteen percent (15%) of Employee’s base salary that also applies to substantially all of the similarly situated employees of the Company); (ii) [for the Chief Financial Officer and Chief Legal Officer: a material reduction of Employee’s duties or responsibilities relative to Employee’s duties or responsibilities in effect immediately prior to such reduction] [for other executives: a material reduction of Employee’s duties or responsibilities relative to Employee’s duties or responsibilities in effect immediately prior to such reduction; provided that “Good Reason” shall not exist under this Section 6(e)(ii) if following a Change of Control the Employee is employed by the Company with substantially the same responsibilities with respect to the Company’s business that he or she had immediately prior to the Change of Control regardless of whether his or her title is revised to reflect his or her placement within the overall corporate hierarchy or whether, following such Change of Control, he or she provides services to a subsidiary, affiliate, business unit or otherwise of the Company or its ultimate parent entity]; or (iii) Employee’s relocation at the Company’s direction to a facility or location more than thirty-five (35) miles from Employee’s then present location of providing services. Employee’s resignation will not be deemed to be for Good Reason unless Employee has first provided the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within one hundred twenty (120) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date the Company receives such notice, and such condition has not been cured during such period.
7.Successors.
(a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers an agreement pursuant to a purchase, merger, consolidation, liquidation or otherwise as described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.
(b) The Employee’s Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
8.Notice.
(a) General. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (i) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (ii) upon delivery, if delivered by hand, (iii) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (iv) one (1) business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed (A) if to Employee, at his or her last known residential address and (B) if to the Company, at the address of its principal corporate offices (attention: Secretary), or in any such case at such other address as a party may designate by ten (10) days’ advance written notice to the other party pursuant to the provisions above.
(b) Notice of Termination. Any termination by the Company for Cause or by the Employee for Good Reason or as a result of any voluntary resignation shall be communicated by a notice of termination to the other party hereto given in accordance with this Section 8(b) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than thirty (30) days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his or her rights hereunder.
9.Miscellaneous Provisions.
(a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.
(b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
(d) Entire Agreement. This Agreement, together with any equity-based compensation award agreement, constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof. With respect to equity-based compensation awards granted on or after the date hereof, the acceleration of vesting provided herein will apply to such awards except to the extent otherwise explicitly provided in the applicable equity-based compensation award agreement.
(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California. The Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California shall have exclusive jurisdiction and venue over all controversies in connection with this Agreement.
(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(g) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.
(h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	CYPRESS SEMICONDUCTOR CORPORATION

By:

Name:
Title:
Date:

EMPLOYEE	By:

Name:
Date:

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